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                                                                     EXHIBIT 3.1


                                                          FEDERAL IDENTIFICATION
                                                          NO. 04-3186647


                       THE COMMONWEALTH OF MASSACHUSETTS

                            William Francis Galvin
                         Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts 02108-1512


                           CERTIFICATE OF CORRECTION
                   (General Laws, Chapter 156B, Section 6A)


1. Exact name of corporation: CardioTech International, Inc.

2. Document to be corrected: Certificate of Vote of Directors Establishing a Class or Series of Stock

3. The above mentioned document was filed with the Secretary of the Commonwealth on November 12, 1998.

4. Please state the inaccuracy or defect in said document: In the last sentence of Section 2(c) the word "not" was omitted following the word "election".

5. Please state corrected version of the document: Delete Section 2(c) and substitute the following paragraph on Continuation Sheet 5A in lieu thereof,




Note: This correction should be signed by the person(s) required by law to sign the original document.


SIGNED UNDER THE PENALTIES OF PERJURY, this 11th day of December, 1998.

/s/ Michael Szycher, Ph.D.
---------------------------------, *President
Michael Szycher, Ph.D.

/s/ John Mattern
---------------------------------, *Clerk
John Mattern

*Delete the inapplicable words
Note: If the inaccuracy or defect to be correct is not apparent on the face of the document, minutes of the meeting substantiating the error must be filed with the certificate. Additional information may be provided on separate 8 1/2 x 11 sheets of white paper with a left margin of at least 1 inch.
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                         CARDIOTECH INTERNATIONAL, INC.

                           CERTIFICATE OF CORRECTION

                             CONTINUATION SHEET 5A



     (c) Unless the Requisite Series A Stockholders, at their option and in their sole discretion, require the Corporation to make payment in cash of such dividend payable on a Dividend Payment Date with respect to the outstanding shares of Series A Preferred Stock, such dividends shall not be paid in cash but shall continue to accrue in accordance with this Section 2 and shall not otherwise be paid in cash as a dividend pursuant to Section 2(a) on a later Dividend Payment Date without the prior written consent of the Requisite Series A Stockholders. The Requisite Series A Stockholders shall give irrevocable written notice to the Corporation of their election not to defer such cash payment of dividends not less than 5 Business Days nor more than 60 Business Days prior to the applicable Dividend Payment Date.